June 30, 2008

Cincinnati Financial Corporation

CFC Investment Company

P.O. Box 145496

Cincinnati, Ohio 45250

Attention:  Kenneth W. Stecher, Chief Executive Officer

Re:

$75,000,000.00 Discretionary Line of Credit

Dear Mr. Stecher:

I am pleased to confirm that PNC Bank, National Association (the “Bank”) has approved a $75,000,000.00 discretionary line of credit to Cincinnati Financial Corporation and CFC Investment Company, on a joint and several basis (collectively, the “Company”).  Advances made under the line of credit, if any, shall be due and payable on the last day of the applicable interest period, and all obligations of the Company to the Bank shall be due and payable upon the occurrence of an event of default.  All advances will bear interest and be subject to the terms and conditions set forth herein and in the accompanying $75,000,000.00 third amended and restated discretionary line of credit note to be executed by the Company in favor of the Bank (the “Note”).  The line of credit will be reviewed by the Bank from time to time and in any event prior to its expiration on June 30, 2009 (the “Expiration Date”) to determine whether it should be continued or renewed.

This is not a committed line of credit.  The Company acknowledges and agrees that advances made under this line of credit, if any, shall be made at the sole discretion of the Bank.  The Bank may decline to make advances under the line or terminate the line at any time and for any reason without prior notice to the Company.  This letter sets forth certain terms and conditions solely to assure that the parties understand each other’s expectations and to assist the Bank in evaluating the status, on an ongoing basis, of the line of credit.

The Bank’s willingness to consider making advances under this facility is subject to the Company’s ongoing agreement:  (a) to furnish the Bank with (i) audited annual financial statements for Cincinnati Financial Corporation and unaudited annual financial statements for CFC Investment

Cincinnati Financial Corporation

June 30, 2008

Company within 120 days after the end of its fiscal year, (ii) unaudited quarterly financial statements for each of Cincinnati Financial Corporation and CFC Investment Company within 45 days after the end of each fiscal quarter and (iii) annual statutory statements for Cincinnati Financial Corporation’s principal insurance operating subsidiary promptly upon preparation, and (iv) such other financial information as the Bank may reasonably request from time to time promptly after receipt of each request; (b) to notify the Bank as soon as practicable following the occurrence of any default (or event which, with the passage of time or giving of notice or both, would become a default) under any direct or contingent obligation of the Company; and (c) upon the Bank’s request, to furnish copies of any covenant compliance certificates prepared in connection with any such obligations.

Please indicate the Company’s agreement to the terms and conditions of this letter by having the enclosed copy of this letter executed where indicated and returning it to me.  Prior to the making of any advances hereunder, the Company must deliver to the Bank a duly executed original of the Note and a certified copy of resolutions and an incumbency certificate, each in form and substance satisfactory to the Bank.

I am pleased to offer support for your banking needs and look forward to working with you.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:

/S/ C. J. Richardson

Name: C. Joseph Richardson

Title: Senior Vice President

Cincinnati Financial Corporation

June 30, 2008

Agreed and accepted this 3rd day of July, 2008.

CINCINNATI FINANCIAL CORPORATION

By:

/S/ Kenneth W. Stecher

Name: Kenneth W. Stecher

Title: President & CEO

CFC INVESTMENT COMPANY

By:

/S/ Kenneth W. Stecher

Name: Kenneth W. Stecher

Title: CEO